Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie_monfre@mgic.com
MGIC Investment Corporation
Second Quarter Net Income of $76.7 Million
MILWAUKEE (July 19, 2007) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended June 30, 2007 of $76.7 million, compared with the $149.8 million for the same quarter a year ago. Diluted earnings per share were $0.93 for the quarter ending June 30, 2007, compared to $1.74 for the same quarter a year ago.
Net income for the first six months of 2007 was $169.1 million, compared with $313.3 million for the same period last year. For the first six months of 2007, diluted earnings per share were $2.05 compared with $3.61 for the same period last year.
Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the financial results in the short term are being negatively impacted by recent credit developments in California and Florida and continued weakness in the Midwest. However, key long-term business fundamentals continue to improve as evidenced by increasing mortgage insurance penetration and policy persistency.
Total revenues for the second quarter were $369.0 million, up 1.5 percent from $363.5 million in the second quarter of 2006. The increase in revenues resulted primarily from a 4.1 percent increase in net premiums earned to $306.5 million. Net premiums written for the quarter were $321.0 million, compared with $305.3 million in the second quarter last year, a increase of 5.1 percent.
New insurance written in the second quarter was $19.0 billion, compared to $16.1 billion in the second quarter of 2006. New insurance written for the quarter included $1.7 billion of bulk business compared with $6.0 billion in the same period last year. New insurance written for the first six months of 2007 was $31.7 billion compared to $26.1 billion in the first half of 2006 and includes $4.0 billion of bulk business compared to $8.1 billion in the first half of 2006.
Persistency, or the percentage of insurance remaining in force from one year prior, was 72.0 percent at June 30, 2007, compared with 69.6 percent at December 31, 2006, and 64.1 percent at June 30, 2006.
As of June 30, 2007, MGIC’s primary insurance in force was $186.1 billion, compared with $176.5 billion at December 31, 2006, and $169.8 billion at June 30, 2006. The book value of MGIC Investment Corporation’s investment portfolio was $5.4 billion at June 30, 2007, compared with $5.3 billion at December 31, 2006, and $5.3 billion at June 30, 2006.
At June 30, 2007, the percentage of loans that were delinquent, excluding bulk loans, was 3.95 percent, compared with 4.08 percent at December 31, 2006, and 3.82 percent at June 30, 2006. Including bulk loans, the percentage of loans that were delinquent at June 30, 2007 was 6.11 percent, compared to 6.13 percent at December 31, 2006, and 5.77 percent at June 30, 2006.
Losses incurred in the second quarter were $235.2 million, up from $146.5 million reported for the same period last year. Underwriting expenses were $76.4 million in the second quarter up from $72.4 million reported for the same period last year.
Income from joint ventures, net of tax, for the second quarter was $31.9 million down from $47.6 million for the same period last year. For the six months ending June 30, 2007 joint venture contributions, net of tax, were $46.0 million versus $86.7 million for the same period one year ago.
The book value per share at June 30, 2007 was $53.68.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $186.1 billion primary insurance in force covering 1.3 million mortgages as of June 30, 2007. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico and Australia, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.
Webcast Details
As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through August 19, 2007.
This press release, which includes certain additional statistical and other information, including non-GAAP financial information, is available on the Company’s website at www.mgic.com under “Investor — News and Financials – News Releases.”
Safe Harbor Statement
Forward-Looking Statements and Risk Factors:
Our revenues and losses could be affected by the risk factors discussed below that are applicable to us, and our income from joint ventures could be affected by the risk factors discussed below that are applicable to C-BASS and Sherman. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as we “believe”, “anticipate” or “expect”, or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made.
Deterioration in home prices in the segment of the market we serve, a downturn in the domestic economy or changes in our mix of business may result in more homeowners defaulting and our losses increasing.
Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards or other factors.
The mix of business we write also affects the likelihood of losses occurring. In recent years, the percentage of our volume written on a flow basis that includes segments we view as having a higher probability of claim has continued to increase. These segments include loans with LTV ratios over 95% (including loans with 100% LTV ratios), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors.
Approximately 6.5% of our primary risk in force written through the flow channel, and 72% of our primary risk in force written through the bulk channel, consists of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). (We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing.) We believe that during a prolonged period of rising interest rates, claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we believe the volume of “interest-only” loans (which may also be ARMs) and loans with negative amortization features, such as pay option ARMs, increased in 2005 and 2006. Because interest-only loans and pay option ARMs are a relatively recent development, we have no data on their historical performance. We believe claim rates on certain of these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
These alternatives to private mortgage insurance include:
•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value (“LTV”) ratio and a second mortgage with a 10%, 15% or 20% LTV ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% LTV ratio that has private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.
While no data is publicly available, we believe that in recent years piggyback loans have been a significant percentage of mortgage originations in which borrowers make down payments of less than 20% although their use has declined in 2007. We also believe that their use is primarily by borrowers with higher credit scores. We have a program designed to recapture business lost to these mortgage insurance avoidance products. This program accounted for 10.0% of flow new insurance written in the first half of 2007 and 9.1% and 6.5% of flow new insurance written in 2006 and 2005, respectively.
Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.
Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under “The mortgage insurance industry is subject to risk from private litigation and regulatory proceedings” below, we provided information to the New York Insurance Department and the Minnesota Department of Commerce about captive mortgage reinsurance arrangements. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders.
Our private mortgage insurance competitors include:
•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company,

•	Triad Guaranty Insurance Corporation, and

•	CMG Mortgage Insurance Company.
If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.
In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time our insurance remains in force include:
•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At June 30, 2007 persistency was at 72.0%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, we do not expect persistency will approach its December 31, 1990 level.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline which would reduce our revenues.
The factors that affect the volume of low-down-payment mortgage originations include:
•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have LTV ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.
If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.
Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.
Changes in the business practices of Fannie Mae and Freddie Mac could reduce our revenues or increase our losses.
The business practices of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), each of which is a government sponsored entity (“GSE”), affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a “AAA” claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.
The mortgage insurance industry is subject to the risk of private litigation and regulatory proceedings.
Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that MGIC will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.
In June 2005, in response to a letter from the New York Insurance Department (the “NYID”), we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the NYID requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the NYID that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce (the “MDC”), which regulates insurance, we provided the MDC with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the MDC. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development (“HUD”) as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2004.
The Internal Revenue Service (“IRS”) has been conducting an examination of our federal income tax returns for taxable years 2000 though 2004. The examination is related to a portfolio of investments in the residual interests of Real Estate Mortgage Investment Conduits (“REMICs”). This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. On April 30, 2007, we received several Notices of Proposed Adjustment from the IRS for taxable years 2000 through 2004. The notices, if upheld, would greatly increase reported taxable income for those years and require us to pay a total of $188 million in taxes and accuracy related penalties, plus applicable interest. The IRS disagrees with our treatment of the flow through income and loss from an investment in a portfolio of the residual interests of the REMICs. The IRS has indicated that it does not believe that, for various reasons, we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from this investment was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and intend to use appropriate means to appeal these adjustments. The process to appeal these adjustments may take some time and a final resolution may not be reached until a date many months or years into the future. We believe, after discussions with outside counsel about the issues raised in the notices and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these notices. If the outcome of this matter results in payments that differ materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.
Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.
HUD regulations under RESPA prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, HUD proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, our revenues could have been adversely affected to the extent that lenders offered such packages and received value from us in excess of what they could have received were the anti-referral fee provisions of RESPA to apply and if such state regulations were not applied to prohibit such payments.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.
As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
The implementation of the Basel II capital accord may discourage the use of mortgage insurance.
In 1988, the Basel Committee on Banking Supervision (BCBS) developed the Basel Capital Accord (the Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the BCBS issued an update to Basel I (as revised in November 2005, Basel II). Basel II, which is scheduled to become effective in the United States and many other countries in 2008, affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.
The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways, including reducing our ability to successfully establish or operate our planned international operations.

Our international operations will subject us to numerous risks.
We have committed significant resources to begin international operations, initially in Australia, where we started to write business June 2007. We plan to expand our international activities to other countries. Accordingly, in addition to the general economic and insurance business-related factors discussed above, we are subject to a number of risks associated with our international business activities, including:
•	risks of war and civil disturbances or other events that may limit or disrupt markets;

•	dependence on regulatory and third-party approvals;

•	changes in rating or outlooks assigned to our foreign subsidiaries by rating agencies;

•	challenges in attracting and retaining key foreign-based employees, customers and business partners in international markets;

•	foreign governments’ monetary policies and regulatory requirements;

•	economic downturns in targeted foreign mortgage origination markets;

•	interest-rate volatility in a variety of countries;

•	the burdens of complying with a wide variety of foreign regulations and laws, some of which may be materially different than the regulatory and statutory requirements we face in our domestic business, and which may change unexpectedly;

•	potentially adverse tax consequences;

•	restrictions on the repatriation of earnings;

•	foreign currency exchange rate fluctuations; and

•	the need to develop and market products appropriate to the various foreign markets.
Any one or more of the risks listed above could limit or prohibit us from developing our international operations profitably. In addition, we may not be able to effectively manage new operations or successfully integrate them into our existing operations.
Our proposed merger with Radian could adversely affect us.
On February 6, 2007, we entered into a definitive agreement under which Radian Group, one of our mortgage insurance competitors, would merge into us. We expect the merger to occur early in the fourth quarter of 2007. Completion of the merger is subject to various conditions, including the approval by our and Radian’s stockholders, as well as regulatory approvals. There is no assurance that the merger will be approved, and there is no assurance that the other conditions to the completion of the combination will be satisfied. If the merger is not completed, we will be subject to risks such as the following:
•	because the current price of our common stock may reflect a market assumption that we will complete the merger, a failure to complete the combination could result in a negative perception of us and a decline in the price of our common stock;

•	we will have certain costs relating to the merger that will increase our expenses;

•	the merger may distract us from day-to-day operations and require substantial commitments of time and resources by our personnel, which they otherwise could have devoted to other opportunities that could have been beneficial to us; and

•	we expect some lenders will reallocate mortgage insurance business to competitors of MGIC and Radian as a result of the merger.
In addition, if the merger is completed, we may not be able to efficiently integrate Radian’s businesses with ours or we may incur substantial costs and delays in integrating Radian’s businesses with ours. Radian’s business includes financial guaranty insurance, a business in which we have not previously engaged and which has characteristics that are different from mortgage guaranty insurance.
Certain rating agencies rate the financial strength rating of Radian’s mortgage insurance operations Aa3 (or its equivalent). We expect that upon completion of the merger these rating agencies will downgrade our financial strength rating so that it is the same as Radian’s. We do not expect such a downgrade to affect our business. However, our ability to continue to write new mortgage insurance business depends on our maintaining a financial strength rating of at least Aa3 (or its equivalent). Therefore, any further downgrade would have a material adverse affect on us.
Our income from joint ventures could be adversely affected by credit losses, insufficient liquidity or competition affecting those businesses.
C-BASS: Credit-Based Asset Servicing and Securitization LLC (“C-BASS”) is principally engaged in the business of investing in the credit risk of credit sensitive single-family residential mortgages. C-BASS is particularly exposed to funding risk and to credit risk through ownership of the higher risk classes of mortgage backed securities from its own securitizations and those of other issuers. In addition, C-BASS’s results are sensitive to its ability to purchase mortgage loans and securities on terms that it projects will meet its return targets. C-BASS’s mortgage purchases in recent years have primarily been of subprime mortgages, which bear a higher risk of default. The 2006 vintage of subprime mortgages has performed worse than recent prior vintages at a comparable period of seasoning. Credit losses are affected by housing prices. A higher house price at default than at loan origination generally mitigates credit losses while a lower house price at default generally increases losses. Over the last several years, in certain regions home prices have experienced rates of increase greater than historical norms and greater than growth in median incomes. During the period 2003 to the fourth quarter of 2006, according to the Office of Federal Housing Oversight, home prices nationally increased 37%. Since the fourth quarter of 2006, according to published reports, home prices have declined in certain areas and have experienced lower rates of appreciation in others.
With respect to liquidity, the substantial majority of C-BASS’s on-balance sheet financing for its mortgage and securities portfolio is dependent on the value of the collateral that secures this debt. C-BASS maintains substantial liquidity to cover margin calls in the event of substantial declines in the value of its mortgages and securities. While C-BASS’s policies governing the management of capital at risk are intended to provide sufficient liquidity to cover an instantaneous and substantial decline in value, such policies cannot guaranty that all liquidity required will in fact be available. Further, at June 30, 2007, approximately 80% of C-BASS’s financing has a term of less than one year, and is subject to renewal risk. Many of C-BASS’s competitors are larger and have a lower cost of capital.
At the end of each financial statement period, the carrying values of C-BASS’s mortgage securities are adjusted to fair value as estimated by C-BASS’s management. Increases in credit spreads between periods will generally result in declines in fair value that are reflected in C-BASS’s results of operations as unrealized losses. Increases in spreads can also result in unrealized losses in C-BASS’s whole loans, which are carried at the lower of cost or fair value as estimated by C-BASS’s management.
The interest expense on C-BASS’s borrowings is primarily tied to short-term rates such as LIBOR. In a period of rising interest rates, the interest expense could increase in different amounts and at different rates and times than the interest that C-BASS earns on the related assets, which could negatively impact C-BASS’s earnings.

Sherman: Sherman Financial Group LLC (“Sherman”) is engaged in the business of purchasing and servicing delinquent consumer assets, and in originating and servicing subprime credit card receivables. Among other factors. Sherman’s results are sensitive to its ability to purchase receivable portfolios on terms that it projects will meet its return targets. While the volume of charged-off consumer receivables and the portion of these receivables that have been sold to third parties such as Sherman has grown in recent years, there is an increasing amount of competition to purchase such portfolios, including from new entrants to the industry, which has resulted in increases in the prices at which portfolios can be purchased.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands of dollars, except per share data)
Net premiums written	$320,988	$305,280	$625,022	$605,752

Net premiums earned	$306,451	$294,503	$605,472	$594,170
Investment income	61,927	59,380	124,897	117,344
Realized losses	(9,829)	(1,838)	(12,839)	(1,751)
Other revenue	10,490	11,459	21,151	22,773

Total revenues	369,039	363,504	738,681	732,536

Losses and expenses:
Losses incurred	235,226	146,467	416,984	261,352
Underwriting, other expenses	76,433	72,417	152,465	147,769
Interest expense	8,594	8,843	19,553	18,158
Ceding commission	(1,103)	(925)	(2,063)	(2,012)

Total losses and expenses	319,150	226,802	586,939	425,267

Income before tax and joint ventures	49,889	136,702	151,742	307,269
Provision for income tax	5,073	34,479	28,616	80,645
Income from joint ventures, net of tax (1)	31,899	47,616	45,952	86,668

Net income	$76,715	$149,839	$169,078	$313,292

Diluted weighted average common shares outstanding (Shares in thousands)	82,309	86,259	82,349	86,753

Diluted earnings per share	$0.93	$1.74	$2.05	$3.61

(1) Diluted EPS contribution from C-BASS	$0.18	$0.34	$0.13	$0.56
Diluted EPS contribution from Sherman	$0.20	$0.21	$0.42	$0.42
NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized losses.
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	June 30,	December 31,	June 30,
	2007	2006	2006
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,396,863	$5,252,422	$5,272,521
Cash and cash equivalents	183,387	293,738	106,442
Reinsurance recoverable on loss reserves (2)	12,809	13,417	13,236
Prepaid reinsurance premiums	8,636	9,620	10,481
Home office and equipment, net	33,309	32,603	32,261
Deferred insurance policy acquisition costs	11,692	12,769	15,449
Other assets	1,152,211	1,007,102	852,872

	$6,798,907	$6,621,671	$6,303,262

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,188,248	1,125,715	1,087,337
Unearned premiums	208,247	189,661	172,277
Short- and long-term debt	646,602	781,277	631,104
Other liabilities	356,238	229,141	222,601

Total liabilities	2,399,335	2,325,794	2,113,319
Shareholders’ equity	4,399,572	4,295,877	4,189,943

	$6,798,907	$6,621,671	$6,303,262

Book value per share	$53.68	$51.88	$48.90

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	37,306	128,752	19,753
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,175,439	1,112,298	1,074,101

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Diluted earnings per share contribution from realized losses:
Realized losses	$(9,829)	$(1,838)	$(12,839)	$(1,751)
Income taxes at 35%	(3,440)	(643)	(4,494)	(613)

After tax realized losses	(6,389)	(1,195)	(8,345)	(1,138)
Weighted average shares	82,309	86,259	82,349	86,753

Diluted EPS contribution from realized losses	$(0.08)	$(0.01)	$(0.10)	$(0.01)

Management believes the diluted earnings per share contribution from realized losses provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings.
OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$19,007	$16,100	$31,700	$26,132

New risk written ($ millions):
Primary	$4,697	$4,434	$7,989	$7,159

Pool (1)	$45	$89	$87	$157

Product mix as a % of primary flow NIW
> 95% LTVs	45%	32%	43%	30%
ARMs	3%	10%	4%	11%
Refinances	23%	22%	24%	25%

(1)	Represents contractual aggregate loss limits and, for the three and six months ended June 30, 2007 and 2006, for $7 million and $15 million, $11 million and $30 million, respectively, of risk without such limits, risk is calculated at $0.4 million and $0.7 million, $0.9 million and $2 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

Additional Information

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007
New insurance written (billions)
Total	$10.0	$16.1	$16.6	$15.5	$12.7	$19.0
Flow	$7.9	$10.1	$10.8	$10.4	$10.4	$17.3
Bulk	$2.1	$6.0	$5.8	$5.1	$2.3	$1.7

Insurance in force (billions)
Total	$166.9	$169.8	$173.4	$176.5	$178.3	$186.1
Flow	$128.6	$129.5	$131.9	$134.4	$137.6	$147.2
Bulk	$38.3	$40.3	$41.5	$42.1	$40.7	$38.9

Annual Persistency	62.0%	64.1%	67.8%	69.6%	70.3%	72.0%

Primary IIF (billions)	$166.9	$169.8	$173.4	$176.5	$178.3	$186.1
Prime — (620 & >)	$124.5	$124.8	$126.3	$128.3	$130.3	$137.2
A minus (575 - 619)	$14.1	$13.9	$13.5	$14.0	$14.0	$14.5
Sub-Prime (< 575)	$6.4	$6.2	$5.8	$5.8	$5.5	$5.3
Reduced Doc (All FICOs)	$21.9	$24.8	$27.9	$28.5	$28.4	$29.1

Primary RIF (billions)	$44.1	$45.1	$46.2	$47.1	$47.5	$49.2
Prime — (620 & >)	$32.1	$32.3	$32.8	$33.3	$33.9	$35.5
A minus (575 - 619)	$4.0	$3.9	$3.8	$4.0	$4.0	$4.1
Sub-Prime (< 575)	$1.8	$1.8	$1.7	$1.7	$1.6	$1.5
Reduced Doc (All FICOs)	$6.2	$7.1	$7.9	$8.1	$8.0	$8.1

Risk in force by FICO
% (FICO 620 & >)	84.8%	85.1%	86.0%	85.8%	86.2%	86.7%
% (FICO 575 - 619)	10.6%	10.4%	9.8%	10.0%	9.9%	9.7%
% (FICO < 575)	4.6%	4.5%	4.2%	4.2%	3.9%	3.6%

Average Coverage Ratio (RIF/IIF)
Total	26.4%	26.6%	26.6%	26.7%	26.6%	26.4%
Prime — (620 & >)	25.8%	25.9%	26.0%	26.0%	26.0%	25.9%
A minus (575 - 619)	28.3%	28.3%	28.3%	28.5%	28.4%	28.1%
Sub-Prime (< 575)	28.1%	28.5%	28.7%	29.1%	29.2%	28.3%
Reduced Doc (All FICOs)	28.3%	28.4%	28.5%	28.4%	28.3%	27.9%

Average Loan Size (thousands)
Total IIF	$131.05	$133.59	$135.93	$137.57	$138.74	$141.16
Flow	$125.26	$126.53	$127.99	$129.32	$130.82	$134.17
Bulk	$155.15	$162.77	$169.29	$172.83	$174.47	$175.57
Prime — (620 & >)	$125.88	$127.09	$128.36	$129.70	$131.07	$133.79
A minus (575 - 619)	$125.18	$126.51	$126.19	$129.12	$129.72	$130.78
Sub-Prime (< 575)	$124.13	$125.93	$125.16	$127.30	$126.29	$127.21
Reduced Doc (All FICOs)	$182.10	$191.88	$200.65	$202.98	$204.58	$207.53

Primary IIF — # of loans	1,273,382	1,270,718	1,275,822	1,283,174	1,284,926	1,318,318
Prime — (620 & >)	989,147	981,983	983,749	989,111	994,504	1,025,658
A minus (575 - 619)	112,923	110,113	106,754	108,143	108,081	110,905
Sub-Prime (< 575)	51,179	49,234	46,429	45,633	43,480	41,665
Reduced Doc (All FICOs)	120,133	129,388	138,890	140,287	138,861	140,090

Primary IIF — # of Delinquent Loans	76,362	73,354	76,301	78,628	76,122	80,588
Flow	41,022	39,049	41,130	42,438	40,911	43,328
Bulk	35,340	34,305	35,171	36,190	35,211	37,260
Prime — (620 & >)	36,114	34,268	35,838	36,727	35,436	36,712
A minus (575 - 619)	18,109	17,575	18,063	18,182	17,047	17,943
Sub-Prime (< 575)	12,297	12,001	12,150	12,227	11,246	11,679
Reduced Doc (All FICOs)	9,842	9,510	10,250	11,492	12,393	14,254

	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Q1 2007	Q2 2007
Primary IIF Delinquency Rates	6.00%	5.77%	5.98%	6.13%	5.92%	6.11%
Flow	4.00%	3.82%	3.99%	4.08%	3.89%	3.95%
Bulk	14.31%	13.84%	14.33%	14.87%	15.11%	16.80%
Prime — (620 & >)	3.65%	3.49%	3.64%	3.71%	3.56%	3.58%
A minus (575 - 619)	16.04%	15.96%	16.92%	16.81%	15.77%	16.18%
Sub-Prime (< 575)	24.03%	24.38%	26.17%	26.79%	25.86%	28.03%
Reduced Doc (All FICOs)	8.19%	7.35%	7.38%	8.19%	8.92%	10.17%

Net Paid Claims (millions)	$135	$162	$157	$157	$166	$188
Flow	$62	$72	$67	$72	$71	$82
Bulk	$53	$65	$69	$65	$75	$84
Prime — (620 & >)	$57	$67	$62	$65	$67	$75
A minus (575 - 619)	$28	$32	$33	$32	$34	$36
Sub-Prime (< 575)	$13	$18	$20	$17	$19	$23
Reduced Doc (All FICOs)	$17	$20	$21	$23	$26	$32
Other	$20	$25	$21	$20	$20	$22

Primary Average Claim Payment (thousands)	$26.9	$27.2	$29.6	$29.3	$30.8	$33.2
Flow	$26.4	$27.1	$28.5	$27.4	$28.9	$30.1
Bulk	$27.3	$27.2	$30.8	$31.7	$33.0	$36.9
Prime — (620 & >)	$26.4	$26.6	$28.3	$27.7	$29.1	$30.6
A minus (575 - 619)	$27.1	$27.8	$29.9	$29.1	$30.6	$33.5
Sub-Prime (< 575)	$23.9	$24.6	$28.3	$27.3	$27.8	$31.3
Reduced Doc (All FICOs)	$31.5	$31.2	$35.2	$37.9	$40.8	$43.4

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (1)	48.0%	47.6%	47.5%	47.6%	47.3%
% Quarterly NIW subject to risk sharing (1)	48.0%	47.4%	46.5%	48.3%	45.6%
Premium ceded (millions)	$32.4	$32.6	$33.0	$35.4	$36.7	$36.6

Other:

Direct Pool Risk in Force (millions) (2)	$2,968	$3,128	$3,071	$3,063	$3,029	$3,029

Mortgage Guaranty Insurance Corporation — Risk to Capital	6.2:1	6.3:1	6.4:1	6.4:1	6.4:1	6.7:1

Shares repurchased
# of shares (thousands)	1,372.9	1,824.8	2,697.0	216.9	—	1,115.1
Average price	$66.67	$67.25	$58.88	$58.00	$—	$60.67

C-BASS Investment (millions)	$385.5	$413.9	$430.1	$449.5	$442.9	$466.0
Sherman Investment (millions)	$47.2	$74.4	$124.9	$163.8	$138.2	$164.6

GAAP loss ratio (insurance operations only)	38.3%	49.7%	55.7%	63.0%	60.8%	76.7%
GAAP expense ratio (insurance operations only)	17.5%	16.7%	16.4%	17.2%	17.8%	16.7%

(1)	Latest Quarter data not available due to lag in reporting

(2)	Represents contractual aggregate loss limits and, at June 30, 2007, December 31, 2006 and June 30, 2006, respectively, for $4.3 billion, $4.4 billion and $4.7 billion of risk without such limits, risk is calculated at $474 million, $473 million and $471 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.